 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

OF

CONSUMER PORTFOLIO SERVICES, INC.

19500 Jamboree Road, Irvine, California 92612

Phone: 949-753-6800

The annual meeting of the shareholders of Consumer Portfolio Services, Inc. (the "Company") will be held at 10:00 a.m., local time, on Wednesday, June 15, 2011 at the Company's principal executive offices, 19500 Jamboree Road, Irvine, California for the following purposes:

1.	To elect the Company's entire Board of Directors for a one-year term.

2.	To approve the exchange into 1,870,000 shares of common stock of preferred shares issued in our recent private transaction described in the attached proxy statement.

3.	To ratify the appointment of Crowe Horwath LLP as the Company's independent auditors for the fiscal year ending December 31, 2011.

4.	To transact such other business as may properly come before the meeting.

Only shareholders of record at the close of business on Thursday, May 16, 2011 are entitled to notice of and to vote at the meeting.

Whether or not you expect to attend the meeting in person, please complete, date, and sign the enclosed proxy exactly as your name appears thereon and promptly return it in the envelope provided, which requires no postage if mailed in the United States. Proxies may be revoked at any time and, if you attend the meeting in person, your executed proxy will be returned to you upon request.

By Order of the Board of Directors

Mark Creatura, Secretary
Dated:  May 17, 2011

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on June 15, 2011. The Proxy Statement and Annual Report to Shareholders for the fiscal year ended December 31, 2010 are available at www.consumerportfolio.com/AnnualMeeting2011.html.

YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN.  WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE URGED TO VOTE BY COMPLETING, SIGNING, DATING AND RETURNING THE PROXY CARD IN THE PRE-ADDRESSED RETURN ENVELOPE PROVIDED. IF GIVEN, YOU MAY REVOKE YOUR PROXY BY FOLLOWING THE INSTRUCTIONS IN THE PROXY STATEMENT AND ATTACHED PROXY CARD.

CONSUMER PORTFOLIO SERVICES, INC.

19500 Jamboree Road

Irvine, California 92612

949-753-6800

PROXY STATEMENT FOR

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD June 15, 2011

-----------

INTRODUCTION

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Consumer Portfolio Services, Inc. (the "Company" or "CPS") for use at the annual meeting of the shareholders to be held at 10:00 A.M. local time on Wednesday, June 15, 2011 at the Company's principal executive offices, 19500 Jamboree Road, Irvine, California 92612, and at any adjournment thereof (the "Annual Meeting").

All shares represented by properly executed proxies received in time will be voted at the Annual Meeting and, where the manner of voting is specified on the proxy, will be voted in accordance with such specifications. Any shareholder who executes and returns a proxy may revoke it at any time prior to the voting of the proxy by giving written notice to the Secretary of the Company, by executing a later-dated proxy, or by attending the meeting and giving oral notice of revocation to the Secretary of the Company.

The Board of Directors of the Company has fixed the close of business on May 16, 2011, as the record date for determining the holders of outstanding shares of the Company's Common Stock, without par value ("CPS Common Stock") entitled to notice of, and to vote at the Annual Meeting. On that date, there were 18,119,810 shares of CPS Common Stock issued and outstanding.  Each such share of CPS Common Stock is entitled to one vote on all matters to be voted upon at the meeting, except that holders of CPS Common Stock have the right to cumulative voting in the election of directors, as described herein under the heading "Voting of Shares."

The notice of the Annual Meeting, this proxy statement and the form of proxy are first being mailed to shareholders of the Company on or about May 16, 2011.  The Company will pay the expenses incurred in connection with the solicitation of proxies.  The proxies are being solicited principally by mail. In addition, directors, officers and regular employees of the Company may solicit proxies personally or by telephone, for which they will receive no payment other than their regular compensation.  The Company will also request brokerage houses, nominees, custodians and fiduciaries to forward soliciting material to the beneficial owners of Common Stock of the Company and will reimburse such persons for their expenses so incurred. The Company has retained Georgeson Inc. for an estimated fee of from $12,000 to $15,000, plus appropriate out-of-pocket expenses, to help solicit proxies from holders of record, brokers and nominees.

QUESTIONS AND ANSWERS ABOUT THIS PROXY STATEMENT AND ANNUAL MEETING

Q:	WHAT IS THIS PROXY STATEMENT AND WHY AM I RECEIVING IT?

A:
You are receiving this proxy statement in connection with an annual meeting of shareholders called by our Board of Directors in connection with soliciting shareholder votes for the purpose of (i) electing the Company's entire Board of Directors for a one-year term; (ii) ratifying the appointment of Crowe Horwath LLP as the Company's independent auditors for the fiscal year ending December 31, 2011; (iii) approving the exchange of preferred shares into 1,870,000 shares of common stock; and (iv) transacting such other business as may properly come before the annual meeting; in each case, as more fully described in this proxy statement. You have been sent this proxy statement and the enclosed proxy card because our Board of Directors is soliciting your proxy to vote at the annual meeting of shareholders called for the purpose of voting on the foregoing matters

Q:	WHAT INFORMATION IS CONTAINED IN THIS PROXY STATEMENT?

A:
The information included in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, compensation of our directors and most highly paid executive officers, and certain other required information.

Q:	WHO IS ENTITLED TO VOTE AT THE ANNUAL MEETING, AND WHAT VOTE IS REQUIRED TO APPROVE THE PROPOSALS?

A:
The Board of Directors of the Company has fixed the close of business on May 16, 2011, as the record date (“Record Date”) for determining the holders of outstanding shares of the Company's Common Stock, without par value ("CPS Common Stock") entitled to notice of, and to vote at the Annual Meeting. On that date, there were 18,119,810 shares of CPS Common Stock issued and outstanding. Each such share of CPS Common Stock is entitled to one vote on all matters to be voted upon at the meeting, except that holders of CPS Common Stock have the right to cumulative voting in the election of directors, as described in this proxy statement under the heading “Voting of Shares.” In order to approve each proposal, a quorum (a majority of outstanding shares of CPS Common Stock) must be present and (other than with respect to election of directors) a majority of all of the votes cast on the proposal at the Annual Meeting must be cast in favor of the proposal, which favorable votes cast must exceed 25% of the outstanding shares. Directors are elected by plurality vote. Abstentions and broker non-votes will not be counted as “votes cast” and will have no effect on the result of the vote, although they will count toward the presence of a quorum.

Q:	DOES OUR BOARD OF DIRECTORS RECOMMEND VOTING “FOR” THE PROPOSAL?

A:	Yes. Our Board of Directors recommends that our shareholders vote “FOR” each of the proposals described in this proxy statement.

Q:	HOW MAY I VOTE ON THE PROPOSALS IF I OWN SHARES IN MY OWN NAME?

A:
If you own your shares in your own name, you may vote on the proposals presented in this proxy statement, whether or not you plan to attend the annual meeting, by completing, signing and dating the accompanying proxy card and returning it in the enclosed postage-prepaid envelope. It is important that you vote your shares whether or not you attend the meeting in person. Any proxy that is returned using the form of proxy enclosed and which is not marked as to a particular item will be voted FOR election of the nominees for director named herein; FOR approval of the exchange into 1,870,000 shares of common stock of preferred shares issued in our recent private transaction; FOR the ratification of the appointment of Crowe Horwath LLP as the Company's independent auditors for the year ending December 31, 2011; and such proxy will also be deemed to grant discretionary authority to vote upon any other matters properly coming before the meeting

Q:	HOW MAY I VOTE ON THE PROPOSALS IF MY SHARES ARE HELD IN “STREET NAME” BY MY BROKER, BANK OR OTHER NOMINEE?

A:
If your shares are held in “street name” through a broker, bank or other nominee, under certain circumstances the nominee may vote your shares. Brokerage firms have authority to vote shares for which their customers do not provide voting instructions on certain “routine” matters. The ratification of an accounting firm is an example of a routine matter. If you do not provide voting instructions to your brokerage firm, the brokerage firm may either: (1) vote your shares on routine matters, or (2) leave your shares unvoted. We encourage you to provide instructions to your brokerage firm by signing and returning your proxy. This ensures your shares will be voted at the meeting.  When a brokerage firm votes its customers’ unvoted shares on routine matters, these shares are counted for purposes of establishing a quorum to conduct business at the meeting and determining the outcome of the vote on routine matters.

Q:	CAN I CHANGE MY MIND AND REVOKE MY PROXY?

A:
Yes.  Any shareholder who executes and returns a proxy may revoke it at any time prior to the voting of the proxy by giving written notice to the Secretary of the Company, by executing a later-dated proxy, or by attending the meeting and giving oral notice of revocation to the Secretary of the Company

Q:	CAN I VOTE MY SHARES IN PERSON?

A:
Yes. The annual meeting is open to all holders of CPS Common Stock as of the Record Date.  To vote in person, you will need to attend the meeting and bring with you evidence of your stock ownership. If your shares are registered in your name, you will need to bring valid identification. If your shares are held in the name of your broker, bank or another nominee or you received your proxy materials electronically, you will need to obtain and bring with you a “legal proxy” from your broker, bank or nominee, and bring evidence of your stock ownership, together with valid identification.

Q:	DO I HAVE DISSENTERS’ RIGHTS?

A:	No. There are no “dissenters’ rights” applicable to any of the proposals presented in this proxy statement.

Q.	WHO IS PAYING FOR THIS PROXY SOLICITATION?

A:
Our Board of Directors is making this solicitation, and we will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials.  In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communications by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities.  We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to shareholders.

PROPOSAL NO. 1 - ELECTION OF DIRECTORS

Nominations

The individuals named below have been nominated for election as directors of the Company at the Annual Meeting, and each has agreed to serve as a director if elected.  The entire board of directors of the Company is elected annually.  Directors serve until the next annual meeting of shareholders and until their successors are duly elected and qualified.

The names of the nominees, their principal occupations, and certain other information regarding them are set forth below. None of the nominees currently serves on the board of directors of any other publicly-traded companies.

Charles E. Bradley, Jr., 51, has been the President and a director of the Company since its formation in March 1991, and was elected Chairman of the Board of Directors in July 2001.  Mr. Bradley has been the Company's Chief Executive Officer since January 1992.  From April 1989 to November 1990, he served as Chief Operating Officer of Barnard and Company, a private investment firm.  From September 1987 to March 1989, Mr. Bradley, Jr. was an associate of The Harding Group, a private investment banking firm.  Having been with the Company since its inception, Mr. Bradley brings comprehensive knowledge of the Company’s business, structure, history and culture to the Board and the Chairman position.

Chris A. Adams, 62, has been a director of the Company since August 2007.  Since 1982 he has been the owner and chief executive of Latrobe Pattern Company and K Castings Inc., which are firms engaged in the business of fabricating metal parts. With his experience as chief executive of manufacturing companies, Mr. Adams contributes to the Company’s Board significant organizational and operational management skills.

Brian J. Rayhill, 48, has been a director of the Company since August 2006.  Mr. Rayhill has been a practicing attorney in New York State since 1988. As an experienced advocate, counselor and litigator, Mr. Rayhill brings legal knowledge and perspective to the Company’s Board.

William B. Roberts, 73, has been a director of the Company since its formation in March 1991.  Since 1981, he has been the President of Monmouth Capital Corp., an investment firm that specializes in management buyouts.  Having spent decades in the business of finance, Mr. Roberts brings to the Company’s Board his perspective and judgment regarding means of financing its business.

Gregory S. Washer, 49, has been a director of the Company since June 2007.  He has been the owner and president of Clean Fun Promotional Marketing LLC, a promotional marketing company, since its founding in 1986.  With his experience in promotions and marketing, Mr. Washer contributes to the Board significant organizational and operational management skills, combined with a wealth of experience in promotion and marketing of services.

Daniel S. Wood, 52, has been a director of the Company since July 2001.  Mr. Wood was president of Carclo Technical Plastics, a manufacturer of custom injection moldings, from September 2000 until his retirement in April 2007.  He now serves as a consultant to that company.  Previously, from 1988 to September 2000, he was the chief operating officer and co-owner of Carrera Corporation, the predecessor to the business of Carclo Technical Plastics. As president of Carclo, Mr. Wood was responsible for the overall operation of that company and for the quality and integrity of its financial statements.  He brings to the Board the knowledge and perspective useful in evaluating the Company’s financial statements, and broad organizational and management skills.

The Board of Directors has established an Audit Committee, a Compensation Committee, and a Nominating Committee.  Each of these three committees operates under a written charter, adopted by the Board of Directors of the Company.  The charters are available on the Company’s website, www.consumerportfolio.com/charters.html.  The Board of Directors has concluded that each member of these three committees (every director other than Mr. Bradley, the Company's chief executive officer), is independent in accordance with the director independence standards prescribed by Nasdaq, and has determined that none of them have a material relationship with the Company that would impair their independence from management or otherwise compromise the ability to act as an independent director.

The members of the Audit Committee are Mr. Wood (chairman), Mr. Rayhill and Mr. Washer.

The Audit Committee is empowered by the Board of Directors to review the financial books and records of the Company in consultation with the Company's accounting and auditing staff and its independent auditors and to review with the accounting staff and independent auditors any questions that may arise with respect to accounting and auditing policy and procedure.

The Board of Directors has further determined that Mr. Wood has the qualifications and experience necessary to serve as an "audit committee financial expert" as such term is defined in Item 407 of Regulation S-K promulgated by the SEC.   Mr. Wood, as president of Carclo Technical Plastics, was responsible for the preparation and evaluation of the audited financial statements of that company.

The members of the Compensation Committee are Mr. Adams (chairman), Mr. Roberts, and Mr. Wood.   This Committee makes determinations as to general levels of compensation for all employees of the Company and the annual salary of each of the executive officers of the Company, and administers the Company's compensation plans.  Those plans include the Company's 1997 Long-Term Stock Incentive Plan, the Executive Management Bonus Plan, and the CPS 2006 Long-Term Equity Incentive Plan.

The members of the Nominating Committee are Mr. Rayhill (chairman), Mr. Adams and Mr. Washer. Nominations for board positions are made on behalf of the Board of Directors by the nominating committee.  Because neither the Board of Directors nor its nominating committee has received recommendations from shareholders as to nominees, the Board of Directors and the nominating committee believe that it is and remains appropriate to operate without a formal policy with regard to any director candidates who may in the future be recommended by shareholders.  The nominating committee would consider such recommendations if received.

When considering a potential nominee, the nominating committee considers the benefits to the Company of such nomination, based on the nominee's skills and experience related to managing a significant business, the willingness and ability of the nominee to serve, and the nominee's character and reputation. The Company does not have a policy regarding the consideration of diversity in identifying nominees for director.

Shareholders who wish to suggest individuals for possible future consideration for board positions, or to otherwise communicate with the Board of Directors, should direct written correspondence to the corporate secretary at the Company's principal executive offices, indicating whether the shareholder wishes to communicate with the nominating committee or with the Board of Directors as a whole.  The present policy of the Company is to forward all such correspondence to the designated members of the Board of Directors.  There have been no changes in the procedures regarding shareholder recommendations in the past year.

Section 16(a) Beneficial Ownership Reporting Compliance

Directors, executive officers and holders of in excess of 10% of the Company's common stock are required to file reports concerning their transactions in and holdings of equity securities of the Company.  Based on a review of reports filed by each such person, and inquiry of each regarding holdings and transactions, the Company believes that all reports required with respect to the year 2010 were timely filed.

Code of Ethics

The Company has adopted a Code of Ethics for Senior Financial Officers, which applies to the Company's chief executive officer, chief financial officer, controller and others.  A copy of the Code of Ethics may be obtained at no charge by written request to the Corporate Secretary at the Company's principal executive offices.

Meetings of the Board

The Board of Directors held four meetings and acted six times by written consent during 2010.  The Audit Committee met six times during 2010, including at least one meeting per quarter to review the Company's financial statements, and did not act by written consent, while the Compensation Committee met five times during 2010 and did not act by written consent.  The Nominating Committee met once during 2010 and did not act by written consent.  Each nominee attended at least 75% of the meetings of the Board of Directors and its committees that such individual was eligible to attend in 2010.  The Company does not have a policy of encouraging directors to attend or discouraging directors from attending its annual meetings of shareholders.  Other than Mr. Bradley, no directors attended last year’s annual meeting of shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES ABOVE.

PROPOSAL NO. 2 - APPROVAL OF THE EXCHANGE INTO 1,870,000 SHARES OF COMMON STOCK OF PREFERRED SHARES ISSUED IN OUR RECENT PRIVATE TRANSACTION

In December 2010, Levine Leichtman Capital Partners IV, L.P., which we refer to as Levine Leichtman, invested $20 million in the long-term capital of CPS by purchasing senior secured term notes and equity securities of CPS.  Existing outstanding indebtedness of the Company to Levine Leichtman in the amount of $30 million, previously due in June 2013, was extended to December 31, 2013.  As part of the equity securities purchased by Levine Leichtman, CPS issued 1,870 shares of a newly-created series of preferred stock, which we refer to as the Series B Preferred. (The formal name of such shares is “Series B Convertible Preferred Stock, $1.00 per share par value.”)  The issued and outstanding shares of the Series B Preferred may be exchanged, if but only if the Company’s shareholders approve, into a total of 1,870,000 shares of Common Stock.  Other material terms of the transaction are described below.

Basic Terms of the Series B Preferred.  Pursuant to the December 23, 2010 agreement between us and Levine Leichtman, we issued equity to Levine Leichtman in two pieces: (i) 880,000 shares of our common stock, and (ii) 1,870 shares of Series B Preferred, which, upon the approval of our shareholders, would be exchanged immediately for 1,870,000 shares of our common stock.  The Series B Preferred has an aggregate liquidation preference of $1,593,240, and accrues a preferential dividend at the rate of $191,189 per year in total.

Liquidation Preference of the Series B Preferred.  Each share of the Series B Preferred is entitled to a liquidation preference over our common stock in the amount of $852.00 per share (equivalent to $0.852 with respect to each share of Common Stock for which the Series B Preferred may be exchanged).  The figure $0.852 per share represents an estimate of the fair market value of one share of our common stock prior to the transaction.

Dividend Rights of the Series B Preferred.  Prior to the exchange of the Series B Preferred for common stock, the Series B Preferred accrues a preferential dividend in the amount of $102.24 per share per year.  Any accrued dividends will be canceled without payment if the exchange occurs on or prior to January 1, 2012, which would occur upon approval of this proposal.  If the exchange does not occur by that date, then the Company will be required to declare and pay, to the extent of funds legally available, quarterly dividends in the amount of $47,797.  To the extent that such dividends are not paid, then unpaid amounts will cumulate and compound.  Any such cumulated dividends would be an additional liquidation preference for the benefit of the holders of the Series B Preferred.

Other Material Terms of the Levine Leichtman Investment.  In consideration of Levine Leichtman’s December 2010 investment of $20 million, which was in addition to $30 million previously outstanding, we

(i) issued $52.75 million principal face amount of amended and restated secured senior notes due December 31, 2013, which bear interest at an annual base rate of 16%,

(ii) issued to Levine Leichtman 880,000 shares of Common Stock,

(iii) paid the out-of-pocket expenses of Levine Leichtman, and

(iv) issued the Series B Preferred.

We also agreed to register for public sale, at our expense, the 880,000 issued shares and the 1,870,000 shares that may be issued upon exchange of the Series B Preferred.

Common Stock ownership of Levine Leichtman.  As a part of the Levine Leichtman investment in December 2010, Levine Leichtman acquired 880,000 shares of our Common Stock, in addition to 1,225,000 shares previously owned, and presently exercisable warrants to purchase an aggregate of 1,896,895 shares of Common Stock. Taken together, such common stock and presently exercisable warrants represent,  on a pro forma basis after giving effect to assumed exercise of such warrants as of the date of this proxy statement, approximately 19.98% of the Common Stock of the Company. Upon issuance of the 1,870,000 shares that may become issuable upon conversion of the Series B Preferred, assuming approval of this Proposal 2, Levine Leichtman would then hold, on a pro forma basis after giving effect to such issuances as of the date of this proxy statement, approximately 26.83% of the Common Stock of the Company.  Without any exercise of warrants or exchange of Series B Preferred, Levine Leichtman currently holds and has the power to vote 2,105,000 shares of our Common Stock, or approximately 11.62% of our aggregate outstanding common stock.

Board Recommendation.  Your Board unanimously recommends approving the conversion of the series B Preferred into 1,870,000 shares of Common Stock.  The Board of Directors believes that approval of the issuance of these shares is in the best interests of the Company and its shareholders as the Levine Leichtman transaction has provided the Company with necessary financing and working capital for growth and operating needs, at a cost to the common shareholders less than otherwise available to the Company.

Shareholder Approval Requirement

By its terms, the Series B Preferred provides that such shares may not be exchanged for our Common Stock prior to the shareholder approval date.  The shareholder approval date is defined as the date on which the shareholders of the Company approve the issuance by the Company of any and all shares of common stock otherwise issuable upon exercise of the Series B Preferred.

Because our Common Stock is traded on the Nasdaq Stock Market, we are subject to the Nasdaq Marketplace Rules. Nasdaq Marketplace Rule 5635(b) provides that, except in limited circumstances, shareholder approval is required in connection with a transaction involving the sale, issuance or potential issuance of common stock, or securities convertible into or exercisable for common stock, if the issuance or potential issuance will result in a change in control.  Nasdaq interprets change of control to include a shareholder’s increasing its ownership to a level of over 20% of outstanding shares.  As noted above, the issuance of common stock in the December 2010 transaction increased Levine Leichtman’s beneficial ownership to 19.98%, and the further issuance of Common Stock on exchange of the Series B Preferred would increase that percentage to 26.83%.  To ensure compliance with the Nasdaq Marketplace Rules, we agreed with Levine Leichtman that the terms of the Series B Preferred would permit exchange into Common Stock only if the shareholders approve that exchange. We also agreed to seek shareholder approval of such exchange.  The contractual shareholder approval requirement and the Nasdaq Marketplace Rules requirement will each be satisfied upon approval of this Proposal 2.

The Proposal

A vote “For” Proposal 2 is a vote to approve the issuance, upon exchange of the Series B Preferred, of 1,870,000 shares of Common Stock.

Effect of a failure to approve this proposal.  In the event that our shareholders do not approve the proposal set forth below, the Series B Preferred will not be exchanged for Common Stock; however, the holders of such shares would continue to have the right to receive preferential dividends, and, commencing December 31, 2013, to require that the Company to purchase the Series B Preferred for cash.  Upon exercise of that right, the holder of the Series B Preferred would receive cash according to the cash exercise formula.  Under that formula, shares of Series B Preferred would be redeemed for a price equal to the greater of (i) the liquidation preference of the shares to be redeemed and (ii) the market price of the shares of Common stock into which the Series B Preferred would be convertible, had such conversion been approved.  The exercise of such redemption right respecting any or all of the Series B Preferred could adversely affect our liquidity and cash on hand.

Terms of the Transaction.  The terms of the transactions between the Company and Levine Leichtman were determined by negotiation, and, in the case of the conversion price of the Series B Preferred, by reference to the prevailing market price for the Company’s common stock.  The price per share was agreed to on December __, 2010, on which date the closing price of the Common Stock had averaged, over the preceding ___trading days, $0.___ per share.  The parties also considered the closing price on that date, which was $0.___ per share.

Vote necessary to approve the issuance of Common Stock upon exercise of the Series B Preferred

Approval of this proposal requires the affirmative vote of a majority of those shares voting on the proposal, provided that such affirmative votes are at least a majority of the required quorum. The required quorum is a majority of the 18,119,810 shares outstanding.  In other words, approval of this proposal requires that the affirmative votes must be greater than the negative votes, and must be no less than 4,529,953. To the extent that approval of Proposal 2 is required for compliance with Nasdaq Marketplace Rules, such approval will be effective only if a majority of the votes cast on the proposal are voted in favor, and if Levine Leichtman is not permitted to vote the 2,105,000 shares that it holds. Levine Leichtman has advised that it will not vote on Proposal 2; on that basis, any approval that meets the requisites of California law will also be effective for Nasdaq purposes.  Further, we believe that brokers holding shares for their customers in general will not be permitted to vote on this proposal without instruction from their customers. Such “broker non-votes” will have the same effect as abstentions with respect to the proposal.

We have contractually agreed with Levine Leichtman that in the event our shareholders do not approve this Proposal 2, we will include similar proposals for such approvals at a meeting of our shareholders no less than once per annual period until such approval is obtained.

The Board of Directors unanimously recommends a vote FOR approval of Proposal 2.

PROPOSAL NO. 3 – RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has appointed the accounting firm of Crowe Horwath LLP ("Crowe") to be the Company's independent auditors for the year ending December 31, 2011.  Crowe also performed the audit of the Company's financial statements for the years ended December 31, 2009 and 2010. The Company retained Crowe for that purpose on February 6, 2009. The former principal accountant, McGladrey & Pullen LLP (“McGladrey”), had served as the Company's principal accountant since October 21, 2004.

A proposal to ratify the Audit Committee’s appointment of Crowe will be presented to shareholders at the Annual Meeting.  If the shareholders do not ratify the selection of Crowe at the Annual Meeting, the Audit Committee will consider selecting another firm of independent public accountants.  Representatives of Crowe are expected to be present at the Annual Meeting. Such representatives will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from shareholders in attendance.

Change in Principal Accountant

On February 6, 2009, the Audit Committee approved the engagement of Crowe as the Company's independent registered public accounting firm to perform an audit of the Company's financial statements as of and for the year ended December 31, 2008, and dismissed McGladrey as the Company's independent registered public accounting firm.  The Company had previously reported that McGladrey, on January 14, 2009, declined to stand for reappointment as the Company's independent registered public accounting firm after completion of the December 31, 2008 audit.

Regarding McGladrey

McGladrey’s reports on the Company's consolidated financial statements for the years ended December 31, 2007 and 2006 did not contain an adverse opinion or a disclaimer of opinion, nor was either such report qualified or modified as to uncertainty, audit scope, or accounting principles, except that (i) the report on the year ended December 31, 2006 included an explanatory paragraph regarding the Company’s adoption of Statement of Financial Accounting Standards No. 123R effective January 1, 2006; (ii) the report on the year ended December 31, 2007 included an explanatory paragraph regarding the Company's change in method of accounting for uncertain tax positions; and (iii) the report on the year ended December 31, 2007 included an explanatory paragraph regarding the potential effect on the Company if it were to be unsuccessful in completing a sale of a pool of receivables.  Such sale was successfully completed, after the date of such report.

During the Company's three fiscal years ended December 31, 2008, 2007 and 2006, and the subsequent interim period through February 12, 2009, there were no disagreements between the Company and McGladrey on any matter of accounting principle or practice, financial statement disclosure, or auditing scope or procedure that, if not resolved to McGladrey’s satisfaction, would have caused it to make reference to the matter in conjunction with its report on the Company's consolidated financial statements for the relevant year.

During the Company’s three fiscal years ended December 31, 2008, 2007 and 2006, and the subsequent interim period through February 12, 2009, there were no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K).

Regarding Crowe

During the Company's two years ended December 31, 2008 and 2007 and the subsequent interim period through February 6, 2009, the Company did not consult with Crowe on the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that may be rendered on the Company's financial statements, and Crowe did not provide either a written report or oral advice to the Company that was an important factor considered by the Company in reaching a decision as to any accounting, auditing, or financial reporting issue.

Fees Paid to Auditors

The following table sets forth the fees accrued or paid to the Company’s independent registered public accounting firms for the years ended December 31, 2010 and 2009. Crowe Horwath LLP has served as the Company’s independent registered public accounting firm since February 6, 2009, and reported on the Company’s financial statements for the years ended December 31, 2010, 2009 and 2008.  McGladrey & Pullen LLP had previously served as the Company’s independent registered public accounting firm.

Audit and Non-Audit Fees

	Crowe Horwath LLP		McGladrey & Pullen LLP
	2010	2009	2010	2009
Audit Fees (1)	$665,000	$583,077	- -	- -
Audit-Related Fees (2)	127,000	120,000	- -	- -
Tax Fees (3)	103,577	90,000	- -	- -
All Other Fees	- -	- -		- -
TOTAL	$895,577	$793,077		- -

(1) Audit fees relate to professional services rendered in connection with the audit of the Company’s annual financial statements, quarterly review of financial statements included in the Company’s Quarterly Reports on Form 10-Q, and audit services provided in connection with other statutory and regulatory filings.

(2) Audit-related fees comprise fees for professional services that are reasonably related to the performance of the audit or review of the Company’s financial statements.

(3) The 2010 and 2009 tax fees represent services rendered in connection with preparation of state and federal tax returns for the Company and its subsidiaries.

Audit Committee Supervision of Principal Accountant

The Audit Committee acts pursuant to a written charter adopted by the Board of Directors.  Pursuant to the charter, the Audit Committee pre-approves the audit and permitted non-audit fees to be paid to the independent auditor, and authorizes on behalf of the Company the payment of such fees, or refuses such authorization.  The Audit Committee has delegated to its chairman and its vice-chairman the authority to approve performance of services on an interim basis. In the fiscal years ended December 31, 2010 and December 31, 2009, all services for which audit fees or audit related fees were paid were preapproved by the Audit Committee as a whole, or pursuant to such delegated authority.

In the course of its meetings, the Audit Committee has considered whether the provision of the non-audit fees outlined above is compatible with maintaining the independence of the respective audit firms, and has concluded that such independence is not and was not impaired.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF CROWE HORWATH LLP.

INFORMATION REGARDING THE COMPANY

EXECUTIVE COMPENSATION

The following table summarizes all compensation earned during the two fiscal years ended December 31, 2010 and 2009 by the Company's chief executive officer, and the other two most highly compensated individuals (such three individuals, the "named executive officers") who were serving in such positions or as executive officers at any time in 2010.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Option Awards (1)	All Other Compensation (2)	Total
Charles E. Bradley, Jr.	2010	$880,000	1,193,000	$224,870	2,100	$2,299,970
President & Chief	2009	880,000	1,000,000	209,291	2,100	2,091,391
Executive Officer
Robert E. Riedl	2010	317,000	(3)	30,975	2,100	350,075
Sr. Vice President & Chief	2009	317,000	158,400	74,712	2,100	552,212
Investment Officer
Jeffrey P. Fritz	2010	317,000	(3)	30,975	2,100	350,075
Sr. Vice President – Accounting	2009	317,000	132,300	80,312	2,100	531,712
& Chief Financial Officer

(1)
Represents the dollar value of accrued for financial accounting purposes in connection with the grant of such options, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718.  The assumptions used in such valuation are discussed in our financial statements, at note 1, under the heading “Stock Option Plan.” With respect to options granted in the 2009 exchange program, the dollar value accrued is the incremental value of the options granted over the options surrendered.

(2)
Amounts in this column represent (a) any Company contributions to the Employee Savings Plan (401(k) Plan), and (b) premiums paid by the Company for group life insurance, in the amount of $600 for each of the named executive officers. Company contributions to the 401(k) Plan were $1,500 per individual in 2009 and 2010.

(3)	Bonus compensation for these individuals has not been determined as of the date of this report.

Grants of Plan-Based Awards in Last Fiscal Year

In the year ended December 31, 2010, we did not grant any stock awards or stock appreciation rights to any of our named executive officers.  We granted options to substantially all of our management level employees on April 27, 2010, and to our chief executive officer on December 31, 2010. The option grants noted in the tables above and below were awarded to the named executive officers as part of those grants.

In the April 2010 grant, the chief executive officer received an option to purchase up to 50,000 shares of the Company's common stock at the market closing price ($1.81 per share) on the date of grant, with such right to purchase to become exercisable in increments of 20% on each of the first through fifth anniversaries of the grant date, and to expire on the tenth anniversary.  Each of the other executive officers of the Company (including the named executive officers) received a grant at that time on the same terms, with respect to up to 25,000 shares.

In the December 2010 grant, the chief executive officer received an option to purchase up to 200,000 shares of the Company's common stock at the market closing price ($1.19 per share) on the date of grant, with such right to purchase to become exercisable in increments of 25% on each of the first through fifth anniversaries of the grant date, and to expire on the tenth anniversary.  No other persons were granted options at that time.

Outstanding Equity Awards at Fiscal Year-end

The following table sets forth as of December 31, 2010 the number of unexercised options held by each of the named executive officers, the number of shares subject to then exercisable and unexercisable options held by such persons and the exercise price and expiration date of each such option.  Each option referred to in the table was granted at an option price per share no less than the fair market value per share on the date of grant. None of such individuals holds a stock award; accordingly, only information concerning option awards is presented.

Option awards: Name
	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable		Option exercise price ($)	Option expiration date
Charles E. Bradley, Jr.	166,666	0		1.50	1/17/2011
	185,000	0		1.50	7/23/2012
	40,000	0		1.50	7/17/2013
	240,000	0		1.50	4/26/2014
	120,000	0		1.50	5/16/2015
	40,000	0		1.50	12/30/2015
	64,000	16,000	(1)	1.50	10/25/2016
	72,000	48,000	(2)	1.50	2/27/2017
	24,000	16,000	(3)	1.50	7/30/2017
	16,000	24,000	(4)	1.50	1/30/2018
	24,000	96,000	(5)	0.77	5/13/2019
	0	50,000	(6)	1.81	4/27/2020
	0	250,000	(7)	1.19	12/31/2020

Jeffrey P. Fritz	80,000	0		1.50	11/12/2014
	80,000	0		1.50	4/29/2015
	20,000	0		1.50	12/30/2015
	32,000	8,000	(1)	1.50	10/25/2016
	6,000	4,000	(2)	1.50	2/27/2017
	12,000	8,000	(3)	1.50	7/30/2017
	8,000	12,000	(4)	1.50	1/30/2018
	12,000	48,000	(5)	0.77	5/13/2019
	0	25,000	(6)	1.81	4/27/2020

Robert E. Riedl	75,000	0		1.92	2/3/2013
	20,000	0		1.50	7/17/2013
	80,000	0		1.50	4/26/2014
	40,000	0		1.50	4/29/2015
	20,000	0		1.50	12/30/2015
	32,000	8,000	(1)	1.50	10/25/2016
	6,000	4,000	(2)	1.50	2/27/2017
	12,000	8,000	(3)	1.50	7/30/2017
	8,000	12,000	(4)	1.50	1/30/2018
	12,000	48,000	(5)	0.77	5/13/2019
	0	25,000	(6)	1.81	4/27/2020

(1)  Exercisable in full on October 25, 2011.
(2)  Exercisable as to 80% of such shares as of February 27, 2011 and as to the remainder on February 27, 2012.
(3)  Exercisable as to 80% of such shares as of July 30, 2011 and as to the remainder on July 30, 2012.
(4)  Exercisable as to 60% of such shares as of January 30, 2011, and as to additional increments of 20% on January 30, 2012 and 2013.
(5)  Exercisable as to 40% of such shares as of May 17, 2011, and as to additional increments of 20% on May 17, 2012, 2013 and 2014.
(6)  Exercisable as to 20% of such shares as of April 27, 2011, and as to additional increments of 20% on April 27, 2012, 2013, 2014 and 2015.
(7)  Exercisable as to 25% of such shares as of December 30, 2011, and as to additional increments of 25% on December 30, 2012, 2013 and 2014

Option Exercises in Last Fiscal Year

None of the named executive officers exercised any stock options during 2010; accordingly, no value was realized by any of such individuals in connection with stock option exercises.

Bonus Plan

The salary and bonus of the named executive officers are determined by the Compensation Committee. The compensation appearing in the Summary Compensation Table above under the caption "bonus" is paid pursuant to an executive management bonus plan (the “EMB Plan”).   The EMB Plan is administered by the Compensation Committee. Among other things, the Compensation Committee selects participants in the EMB Plan from among the Company’s executive officers and determines the performance goals, target amounts and other terms and conditions of awards under the EMB Plan. With respect to officers other than the chief executive officer, determinations of base salary and of criteria relating to the EMB Plan are based in part on evaluations of such officers prepared by the chief executive officer, which are furnished to and discussed with the Compensation Committee.

Pension Plans

The Company's officers do not participate in any pension or retirement plan, other than a tax-qualified defined contribution plan (commonly known as a 401(k) plan). Each of the named executive officers is employed "at will" by the Company, and none has an employment contract.  The Compensation Committee has considered entering into agreements with one or more of the Company's officers that might pay additional compensation following a change in control, and may authorize such agreement(s) in the future, but no such agreements are in place as of the date of this report.

Director Compensation

Throughout 2010, the Company paid its non-employee directors a retainer of $3,000 per month, with an additional fee of $500 per month for service on a board committee ($1,000 for a committee chairman).  Non-employee directors also received per diem fees of $1,000 for attendance in person at meetings of the board of directors, or $500 for attendance by telephone. No per diem fees are paid for attendance at committee meetings.  Pursuant to the Company's policy that is applicable to all of its non-employee members, the Board on April 27, 2010, issued options with respect to 12,000 shares to each non-employee director.  All such options are exercisable at $1.81 per share, the exercise price being the closing price on the date of grant. The following table summarizes compensation received by the Company’s directors for the year 2010:

Name of Director	Fees Earned or Paid in Cash (1)	Option Awards (2)	Total
Chris A. Adams	$63,000	$13,654	$76,654
Charles E. Bradley, Jr. (3)	0	0	0
Brian J. Rayhill	69,000	13,654	82,654
William B. Roberts	50,000	13,654	63,654
Gregory S. Washer	63,000	13,654	76,654
Daniel S. Wood	69,000	13,654	82,654

(1)           This column reports the amount of cash compensation earned in 2010 for Board and committee service.

(2)           This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2010 fiscal year for the fair value of stock options granted to the directors in 2010.  The fair value was estimated using the Black-Scholes option-pricing model in accordance with SFAS 123R.  The weighted average fair value per option was $1.14, based on assumptions of 2.0 years expected life, expected volatility of 125%, expected dividend yield of 0.0%, and a risk-free rate of 0.96%.  In addition to the stock option awards granted in 2010, our directors held at December 31, 2010 option awards granted in previous years. The total options held at December 31, 2010 represent the right to purchase shares as follows: Mr. Bradley, 1,441,666 shares; Mr. Adams, 82,000 shares; Mr. Rayhill, 137,000 shares; Mr. Roberts, 87,000 shares; Mr. Washer, 97,000 shares; and Mr. Wood, 127,000 shares.

(3)           Mr. Bradley's compensation as chief executive officer of the Company is described elsewhere in this report.  He received no additional compensation for service on the Company's Board of Directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth the number and percentage of shares of our Common Stock (our only class of voting securities) owned beneficially as of the May 16, 2011, the record date, by (i) each person known to us to own beneficially more than 5% of the outstanding Common Stock, (ii) each nominee for election as director or named executive officer, and (iii) all of our director nominees and executive officers, as a group. Except as otherwise indicated, and subject to applicable community property and similar laws, each of the persons named has sole voting and investment power with respect to the shares shown as beneficially owned by such persons.  Except as otherwise noted, each person named in the table has a mailing address at 19500 Jamboree Road, Irvine, California 92612.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class
Charles E. Bradley, Jr.	2,625,606		13.8%
Chris A. Adams	96,000		*
Brian J. Rayhill	157,000		*
William B. Roberts	981,107		5.4%
Gregory S. Washer	179,550		1.0%
Daniel S. Wood	179,000		1.0%
Jeffrey P. Fritz	283,000		1.5%
Robert E. Riedl	334,812		1.8%
All directors and executive officers combined (13 persons)	6,153,758	(2)	29.2%
Levine Leichtman Capital Partners IV, L.P., 335 N. Maple Drive, Suite 240, Beverly Hills, CA 90210	4,001,895	(3)	19.98%
Citigroup Financial Products Inc., 388 Greenwich Street, New York, NY 10013	2,000,000	(4)	9.9%
Integrated Core Strategies (US) LLC, c/o Millennium Management LLC, 666 Fifth Ave., New York, NY 10103	1,459,718	(5)	8.1%
Fortress Investment Group LLC, 1345 Ave. of the Americas, New York, NY	1,158,087	(6)	6.0%

*           Less than 1.0%
(1)
Includes certain shares that may be acquired within 60 days after May 16, 2011 from the Company upon exercise of options, as follows:  Mr. Bradley, 891,000 shares; Mr. Adams, 82,000 shares; Mr. Rayhill, 137,000 shares; Mr. Roberts, 87,000 shares; Mr. Washer, 97,000 shares; Mr. Wood, 127,000 shares; Mr. Fritz, 273,000 shares; and Mr. Riedl, 328,000 shares.  The calculation of beneficial ownership also includes, in the case of the executive officers, an approximate number of shares each executive officer could be deemed to hold through contributions made to the Company's Employee 401(k) Plan (the "401(k) Plan").  The 401(k) Plan provides an option for all participating employees to purchase stock in the Company indirectly by buying units in a mutual fund.  Each "unit" in the mutual fund represents an interest in Company stock, cash and cash equivalents.

(2)	Includes 2,968,500 shares that may be acquired within 60 days after May 16, 2011, upon exercise of options and conversion of convertible securities.
(3)
Of which, 1,896,895 are shares that may be acquired upon exercise of presently-exercisable warrants. Based on a report on Schedule 13D/A filed by Levine Leichtman Capital Partners IV, L.P. and others on January 3, 2011.

(4)	All of which are shares that may be acquired upon exercise of presently-exercisable warrants. Based on a report on Schedule 13G/A filed by the named person and others on February 4, 2011.
(5)	Based on a report on Schedule 13G/A filed by the named person and others on February 9, 2011.
(6)	All of which are shares that may be acquired upon exercise of presently exercisable warrants. Based on a report on Schedule 13D filed by Fortress Investment Group LLC on October 2, 2009.

The table below presents information regarding securities authorized for issuance under equity compensation plans, including the CPS 2006 Long-Term Equity Incentive Plan, as of December 31, 2010.

Number of Securities
Remaining Available for
	Number of Securities		Future Issuance Under
	to be Issued Upon	Weighted-Average	Equity Compensation
	Exercise of	Exercise Price of	Plans (excluding securities
Plan Category	Outstanding Options	Outstanding Options	reflected in first column)
Plans approved by stockholders	6,873,899	$1.62	1,410,500
Plans not approved by stockholders	None	N/A	N/A
Total	6,873,899	$1.62	1,410,500

Audit Committee Report
The Audit Committee reviews the Company's financial reporting process on behalf of the Board and meets at least once per quarter to review the Company’s financial statements.  The Audit Committee acts pursuant to a written charter adopted by the Board of Directors.  Management has the primary responsibility for the financial statements and the reporting process.  The Company's independent auditors are responsible for expressing an opinion on the conformity of the Company's audited financial statements to accounting principles generally accepted in the United States of America.
In this context, the Audit Committee reviewed and discussed with management and the independent auditors the audited financial statements for the year ended December 31, 2010 (the "Audited Financial Statements").  The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).  In addition, the Audit Committee has received from the independent auditors the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from the Company.  Based on the reviews and discussions referred to above, the Audit Committee recommended to the board of directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2010, for filing with the Securities and Exchange Commission.
The Audit Committee members do not serve as professional accountants or auditors and their functions are not intended to duplicate or to certify the activities of management and the independent auditors.  The Committee serves a board-level oversight role where it receives information from, consults with, and provides its views and directions to, management and the independent auditors on the basis of the information it receives and the experience of its members in business, financial and accounting matters.  Pursuant to the terms of its charter, the Audit Committee approves the engagement of auditing services and permitted non-audit services including the related fees and general terms.  Mr. Wood (chairman of the Audit Committee) is considered by the Board of Directors to have the qualifications and experience necessary to serve as an "audit committee financial expert."
THE AUDIT COMMITTEE
Daniel S. Wood
Brian J. Rayhill
Gregory S. Washer

CERTAIN TRANSACTIONS

Citigroup.  On July 10, 2008, the Company and its wholly owned subsidiary Folio Funding II, LLC, as borrower, agreed with Citigroup Financial Products Inc. (“CGFP”) to amend and restate the agreements governing a pre-existing revolving residual credit facility. CGFP is the note purchaser in and administrative agent of that credit facility.

Under the original facility, the Company sold eligible residual interests in securitizations to the borrower, which in turn pledged the residuals as collateral for floating rate borrowings from the note purchaser. The amount available for borrowing was computed by the administrative agent using a valuation methodology of the residuals, and was subject to an overall maximum principal amount of $120 million. The indebtedness of the borrower was represented by (i) a $60 million Class A-1 Variable Funding Note, and (ii) a $60 million Class A-2 Term Note. The facility's revolving feature was to expire by its terms on July 10, 2008, and the Class A-1 Note was to be due at that time. The Class A-2 Note was to be due on July 10, 2009.

With the amendments to this facility, the Company prepaid a portion of the outstanding notes, reducing the outstanding principal balance to $70 million, and the notes were re-designated as (i) a $10 million Class A-1 Term Note, and (ii) a $60 million Class A-2 Term Note. Approximately $4 million of the principal prepayment represented the agreed value of a warrant to purchase (for nominal consideration) 2,500,000 shares of Company common stock, which warrant was issued to an affiliate of CGFP, and was subsequently transferred to CGFP. Upon issuance of such warrant, CGFP became a person with beneficial ownership of greater than 5% of the Company’s common stock. The Class A-1 Term Note and Class A-2 Term Note provide for minimum required levels of amortization, and were due in June 2009. However, the Company also received an option, if certain conditions were met, to extend the maturity for an additional year to June 2010. The maturity was so extended in 2009. On May 27, 2010, the Company and CGFP agreed to further amendments, which (i) extended the maturity date from June 15, 2010 to May 26, 2011, and (ii) increased the interest rate by 2.00%, to a floating rate equal to 30 day LIBOR plus 12.875%. The Company also paid an extension fee of $400,000, and agreed to change the priority of distributions from the 2008-B Trust (described below), to create an additional priority return in favor of CGFP, in its capacity as one of the holders of the residual interest in the 2008-B Trust.

The maximum principal amount of such indebtedness to CGFP during 2010 was $56.9 million.  During 2010, the Company paid $17.5 million of principal and $6,124,782 of interest on the debt, and has since paid additional principal to reduce the amount outstanding to $34.8 million as of March 31, 2011.  Interest on such indebtedness accrued throughout 2010 at a floating rate computed as 30-day LIBOR plus 10.875% through May 27, 2010, and thereafter at 30-day LIBOR plus 12.875%.

On March 10, 2010, the Company repurchased a portion of the warrant, representing 500,000 of the 2,500,000 shares available for purchase upon exercise of such warrant.  The aggregate purchase price of $979,995 paid to CGFP represented a per-share price of $1.96 per share, which was the closing price of the Company’s common stock for March 9, 2010, less the nominal exercise price of that portion of the warrant.

On September 26, 2008, the Company sold approximately $198.7 million in adjusted principal amount of automobile purchase receivables to its wholly-owned subsidiary CALT SPE, LLC, which then transferred those receivables to Auto Loan Trust, a Delaware statutory trust (the “2008-B Trust”).  Those receivables are substantially all of the assets of the 2008-B Trust.  The purchase price was funded by the 2008-B Trust’s issuance and sale of structured notes.  An affiliate of CGFP purchased 95% of the notes, and the Company purchased the remaining 5%.  CGFP and the Company held the residual interests in the 2008-B Trust.

On September 27, 2010, the Company purchased from the 2008-B Trust the receivables that it had sold in the September 26, 2008 transaction, causing the outstanding notes issued by the 2008-B Trust to be repaid (in the aggregate principal amount of $62.4 million).  On the same date, the Company sold those purchased receivables to its wholly-owned subsidiary CPS Receivables Four LLC, which then transferred the receivables to CPS Auto Receivables Trust 2010-A, a Delaware statutory trust (the “2010-A Trust”).  Those receivables are substantially all of the assets of the 2010-A Trust.  The purchase price was funded by the 2010-A Trust’s issuance and sale of three classes of structured notes.

Levine Leichtman Capital Partners.  On June 30, 2008, the Company entered into a Securities Purchase Agreement and related agreements pursuant to which Levine Leichtman Capital Partners IV, L.P (“LLCP”) purchased a $10 million five-year note issued by the Company. The indebtedness to LLCP is secured by substantially all of the Company’s assets, though not by the assets of its special-purpose financing subsidiaries. Certain other subsidiaries (CPS Marketing, Inc., CPS Leasing, Inc., Mercury Finance Company LLC and TFC Enterprises LLC) have guaranteed the Company’s obligations to LLCP.

In connection with the Securities Purchase Agreement, the Company paid to LLCP a closing fee of $1.1 million and issued to LLCP (i) 1,225,000 shares of the Company’s common stock, (ii) a warrant that represented the right to purchase, at the time of issuance, 275,000 shares of the Company’s common stock, at a nominal exercise price (the "N Warrant"), and (iii) a warrant that represented the right to purchase, at the time of issuance, 1,500,000 shares of the Company’s common stock, at an exercise price of $2.573 per share (the "FMV Warrant").  The number of shares subject to each warrant and the exercise price of each warrant are subject to certain adjustments contained in the warrants.  Exercise of the warrants was contingent upon the Company’s obtaining the approval of its shareholders, which was obtained on September 16, 2008.

Under the Securities Purchase Agreement, subject to the satisfaction of certain terms and conditions, LLCP also agreed to purchase an additional $15 million note to be issued by the Company. That obligation was subject to a number of conditions being satisfied, including, without limitation, a successful amendment and restatement of the Company’s indebtedness to CGFP, described above. Those conditions were satisfied and the additional note was issued on July 10, 2008. The additional note has substantially the same terms as the $10 million note.

In connection with the Securities Purchase Agreement, the Company entered into an Investor Rights Agreement with LLCP that granted LLCP certain monitoring and other rights, including the right to cause an individual designated by LLCP to be nominated and elected to the Company’s board of directors.  In addition, the Investor Rights Agreement granted to LLCP rights of first refusal with respect to future issuances of equity securities by the Company and contains restrictions on the Company’s ability (and the ability of the Company’s subsidiaries) to issue equity securities.  Such restrictions made it necessary to seek the consent of LLCP with respect to the option exchange program approved by the Company’s shareholders in 2009.  LLCP consented to the transactions composing such option exchange program, provided that the antidilution terms of its FMV Warrant were modified upon completion of the option exchange program to provide for a decrease in the exercise price, but not an increase in the number of underlying shares, of the FMV Warrant.  The exercise price of the FMV Warrant was accordingly reduced, in December 2009, from $2.4672 per share to $1.44 per share.  Upon such adjustment, the Company recorded expense in an amount computed by reference to the fair value of the modified FMV Warrant.  That additional expense was $78,216.

Pursuant to the anti-dilution provisions of the LLCP warrants, other transactions have also resulted in adjustments to such warrants’ terms. Those other transactions are the Company’s July 10, 2009, transactions with CGFP, described above, its issuance of a stock purchase warrant in the Fortress Investment Group transaction, described below, and the Company’s subsequent issuance of another warrant in a financing transaction on March 26, 2010. The resulting adjustments are that the number of shares issuable upon exercise of the N Warrant is 285,781, and upon exercise of the FMV Warrant is 1,611,114.  The exercise price of the FMV Warrant has also been adjusted, to $1.39818 per share.

On November 13, 2009, the Company issued and sold a further $5 million note to LLCP, paying a closing fee of $250,000.  The indebtedness represented by the additional note was originally due June 15, 2010, and was successively extended until it was included in the December 23, 2010 transactions described below.

On December 23, 2010, the Company received an additional investment of $20 million from LLCP.  The new debt bears interest at 16% per annum, and is due December 31, 2013.  In addition, the maturity of the existing $30 million of indebtedness of the Company owed to LLCP was extended to December 31, 2013.  In these transactions, the Company issued to LLCP (i) amended and restated notes in the total principal amount of $52,750,000, of which $2,750,000 was a discount representing compensation to LLCP as note purchaser, $20 million represented the new investment, and $30 million represented the three notes previously issued and outstanding, (ii) 880,000 shares of common stock, and (iii) 1,870 shares of a newly-created series of preferred shares (the “Series B Preferred”).  The Company has agreed to seek shareholder approval to convert the shares of the Series B Preferred into 1,870,000 shares of common stock, which conversion will occur without further action upon such approval’s being obtained, but will not occur without such approval.

The maximum principal amount of indebtedness to LLCP during 2010 was $52,750,000.  During 2010, the Company paid no principal and $4,908,222 of interest on the debt.  As of March 31, 2011, the principal amount owed was $52,750,000.  Interest on such indebtedness accrues at a fixed rate of 16% per year.  The note issued in 2009 bore an interest rate of 15% per year from its November 13, 2009 issuance to its December 23, 2010 restatement.

On March 31, 2011, the Company issued and sold to LLCP a new “Term E” $5 million note due February 29, 2012.  The Company also agreed to purchase from LLCP a portion of an outstanding subordinated note issued by our CPS Cayman Residual Trust 2008-A, and to finance that purchase by issuing to LLCP a new “Term D” note in the amount of $3,000,000, to be due June 30, 2012.  Further, the Company obtained the commitment of LLCP to purchase a “Term F Note” from the Company in the amount of $5,000,000, to be due eleven months after issuance, following satisfaction not later than

September 30, 2011 of certain conditions.  All such notes bear or are to bear interest at 14% per annum.   The Term D note was issued and sold, and the outstanding subordinated note purchased, on April 28, 2011.

Affiliates of LLCP have purchased other senior secured debt securities from the Company, and have held as much as 4.5 million shares of the Company's common stock, at various times prior to any of the transactions described above. No such debt securities issued to affiliates of LLCP had been outstanding since July 2007, and no such shares had been held by such affiliates of LLCP since December 2007. LLCP or its affiliates may in the future provide the Company with financial advisory or other services, for which it or they may receive compensation in such amounts and forms as may be determined by negotiation.

CPS Leasing. The Company holds 80% of the outstanding shares of the capital stock of CPS Leasing, Inc. ("CPSL").  The remaining 20% of CPSL is held by Charles E. Bradley, Jr., who is the chief executive officer and chairman of the board of directors of the Company.  CPSL engaged in the equipment leasing business, and is currently in the process of liquidation as its leases come to term.   The Company financed the operations of CPSL by making operating advances and by advancing to CPSL the fraction of the purchase prices of its leased equipment that CPSL did not borrow under its lines of credit.  The aggregate amount of advances made by the Company to CPSL as of December 31, 2010, is approximately $396,000.

Public Offering of Subordinated Notes. The Company has offered and sold its subordinated notes in a continuous public offering. Director William Roberts on December 3, 2007 purchased $4,000,000 of three-year notes directly from the Company in that offering.  The Company in 2010 paid interest of $600,000 on such notes, in accordance with their terms. The interest rate on such notes was 14.91% per annum, and the yield paid to the noteholder was computed by compounding that rate on a daily basis. The rate was determined by negotiation, and is consistent with rates then available to other purchasers in the offering.  Subsequent to the December 3, 2010 maturity of these notes, Mr. Roberts and the Company have agreed to a series of successive one-month extensions of such indebtedness, at the same interest rate.

Fortress Investment Group. On September 25, 2009, the Company entered into a two-year revolving credit agreement (the "Credit Agreement") and related agreements with Fortress Credit Corp. ("Fortress"), an affiliate of Fortress Investment Group, and with others. Loans under the Credit Agreement are to be secured by automobile receivables that we now hold or may purchase in the future from dealers. Under the Credit Agreement, and subject to its terms and conditions, Fortress has agreed to lend from time to time up to a maximum of $50 million.  Loans under the Credit Agreement bear interest at a floating rate equal to one-month LIBOR plus 12.00%, but in all events no less than 14.00% per year.   The full amount of all outstanding loans is due September 25, 2011, subject to acceleration upon the occurrence of certain defined events of default. In connection with the Credit Agreement, the Company paid a closing fee of $750,000 and issued to an affiliate of Fortress a warrant (the “Fortress Warrant”) to purchase 1,158,087 shares of common stock, at an exercise price of $0.879 per share.  The warrant may be exercised at any time on or before September 25, 2019. The exercise price of $0.879 per share is equal to the average of the closing prices of the common stock reported by the Nasdaq Stock Market for the twenty trading days ended September 24, 2009.  The warrant contains anti-dilution provisions and other customary provisions. The Company has also agreed to register the shares issuable upon exercise of the warrant.

The Company first incurred indebtedness under the Credit Agreement in the amount of $5,171,000 on September 30, 2009. The Company used the proceeds of that draw to repay outstanding indebtedness under its former warehouse credit facility, and for working capital. The maximum principal amount of indebtedness under the Credit Agreement during 2010 was $45.6 million.  During 2010, the Company paid $20.5 million of principal and $3,628,504 of interest on such debt.  As of March 31, 2011, the principal amount owed was $42.8 million.

The Company intends to incur additional indebtedness under the Credit Agreement from time to time as it purchases motor vehicle receivables from dealers.

Policy on Related Party Transactions and Director Independence. The agreements and transactions described above, other than those described  under the captions “Citigroup,” “Fortress Investment Group” and “Levine Leichtman Capital Partners,” were entered into by the Company with parties who personally benefited from such transactions and who had a control or fiduciary relationship with the Company.  It is the Company's policy that any such transactions with persons having a control or fiduciary relationship with the Company may take place only if approved by the Audit Committee or by the members of the Company's Board of Directors who are disinterested with respect to the transaction, and independent in accordance with the standards for director independence prescribed by Nasdaq.  Such policy is maintained in writing in the charter of the Audit Committee.  The agreements and transactions above were reviewed and approved by the members of the Company's Board of Directors who were disinterested with respect to the transaction, except that the subordinated notes transaction and the reduction in exercise price of the FMV Warrant were reviewed and approved by the Audit Committee.

The six directors of the Company are Charles E. Bradley, Jr., Chris A. Adams, Brian J. Rayhill, William B. Roberts, Gregory S. Washer, and Daniel S. Wood, of whom Messrs. Wood, Rayhill and Washer compose the Audit Committee. The Board of Directors has concluded that other than Mr. Bradley (who is the Company's chief executive officer), each of the other five directors is independent in accordance with the director independence standards prescribed by Nasdaq, and has determined that none of them has a material relationship with the Company that would impair his independence from management or otherwise compromise his ability to act as an independent director.

FURTHER INFORMATION RELATING TO THE ANNUAL MEETING

Voting Of Shares

The Board of Directors recommends that an affirmative vote be cast in favor of each of the nominees and proposals listed on the proxy card. The Board of Directors knows of no other matters that may be brought before the meeting which require submission to a vote of the shareholders.  If any other matters are properly brought before the meeting, however, the persons named in the enclosed proxy or their substitutes will vote in accordance with their best judgment on such matters.

You are entitled to one vote per share on each matter other than election of directors.  As to election of directors, you may cumulate votes and give any nominee an aggregate number of votes equal to the number of directors to be elected  (six) times the number of your shares, or distribute that number of votes among as many nominees as you see fit.  However, no one will be entitled to cumulate votes for any nominee unless the nominee's name has been placed in nomination prior to the voting and the shareholder wishing to cumulate votes has given notice at the Annual Meeting prior to the voting of his intention to cumulate votes.  If anyone has given such notice, all shareholders may cumulate their votes for nominees.  We are seeking discretionary authority to cumulate votes of shares represented by proxies.

Votes cast in person or by proxy at the Annual Meeting will be tabulated by the Inspector of Elections with the assistance of the Company's transfer agent.  The Inspector of Elections will also determine whether or not a quorum is present.  In general, California law provides that a quorum consists of a majority of the shares entitled to vote, represented either in person or by proxy.

Approval of Proposal 2, the proposal to approve the issuance of up to 1,870,000 shares of Common Stock upon the conversion of the Series B Preferred, requires the affirmative vote of a majority of those shares voting on the proposal, provided that such affirmative votes are at least a majority of the required quorum, that is, the affirmative votes must be greater than the negative votes, and must be no less than 4,529,952. To the extent that approval of Proposal 2 is required for compliance with Nasdaq Marketplace Rules, such approval will be effective only if a majority of the votes cast on the proposal are voted in favor, and if Levine Leichtman is not permitted to vote the 880,000 shares issued to it in the transactions described on pages 4-7 above. Levine Leichtman has advised that it will not vote on Proposal 2; on that basis, any approval that meets the requisites of California law will also be effective for Nasdaq purposes. Provided that at least the minimum number of affirmative votes are cast in favor of Proposal 2, an abstention will have no effect on the outcome; however, if less than 4,529,952 affirmative votes are cast in favor of Proposal 2, then abstentions will have an effect equivalent to that of a negative vote.

The Inspector of Elections will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as not voting for purposes of determining the approval of any matter submitted to the shareholders for a vote.  Any proxy that is returned using the form of proxy enclosed and which is not marked as to a particular item will be voted FOR the director nominees named in this proxy statement, FOR the issuance of 1,870,000 shares of Common Stock upon the exercise of the Series B Preferred, FOR ratification of Crowe Horwath LLP as the Company’s auditors for the year 2011, and will be deemed to grant discretionary authority to vote upon any other matters properly coming before the Meeting, including procedural matters such as a recess or adjournment. We believe that brokers holding shares for their customers in general will not be permitted to vote on either proposal without instruction from their customers.  If a broker indicates on the enclosed proxy or its substitute that it does not have discretionary authority as to certain shares to vote on a particular matter (“broker non-votes”), those shares will be considered as abstentions with respect to that matter, and will have the effect of abstentions as described above.  While there is no definitive specific statutory or case law authority in California concerning the proper treatment of abstentions and broker non-votes, the Company believes that the tabulation procedures to be followed by the Inspector of Elections are consistent with the general statutory requirements in California concerning voting of shares and determination of a quorum.

Shareholder Proposals

We plan to hold our year 2012 Annual Meeting of Shareholders on May 17, 2012.  In order to be considered for inclusion in our proxy statement and form of proxy for the 2011 Annual Meeting, any proposals by shareholders intended to be presented at such meeting must be received by the Secretary of the Company at 19500 Jamboree Road, Irvine, California 92612 a reasonable time before we begin to print and send our proxy materials for that meeting. In addition, any such proposals will need to comply with Rule 14a-8 of the Securities Exchange Act of 1934 (the “Exchange Act”), which lists the requirements for the inclusion of shareholder proposals in company-sponsored proxy materials. Notice of any director nomination or other proposal that you intend to present at the 2012 annual meeting of shareholders, but do not intend to have included in the proxy statement and form of proxy relating to the 2012 annual meeting of shareholders, must be delivered to the Company’s Secretary by mail at the address given above, a reasonable time before we send our proxy materials for that meeting. The proxy we solicit for the 2012 annual meeting of shareholders will confer discretionary authority on the Company’s proxies to vote on any proposal presented by a shareholder at that meeting for which we have not been provided with such notice.

Availability of Annual Report on Form 10-K

We have provided a copy of our 2010 Annual Report with this proxy statement.  Shareholders may obtain, without charge, a copy of the Company’s annual report on Form 10-K, upon written request.  Any such request should be directed to "Corporate Secretary, Consumer Portfolio Services, Inc., 19500 Jamboree Road, Irvine, California 92612."  The annual report on Form 10-K is also available on our website, at the following address: http://www.consumerportfolio.com/2010Form10K.html .

[this page intentionally left blank]